STOCK OPTION CALCULATION - EARNINGS PER SHARE
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Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                  Nine Months              Three Months
                                  Ended September 30       Ended September 30
                                      1995        1994         1995        1994
PRIMARY                           ------------------------ ------------------------
Average shares outstanding         31,159,689  30,921,919   31,244,711  30,987,827
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                (1)         (1)          (1)         (1)
                                  ------------------------ ------------------------
                                   31,159,689  30,921,919   31,244,711  30,987,827

Net income (loss)                     $84,547     $42,672      $19,028     $14,292

     Per-share amount                   $2.71       $1.38        $0.61       $0.46
                                        =====       =====        =====       =====

FULLY DILUTED
Average shares outstanding         31,159,689  30,921,919   31,244,711  30,987,827
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                               317,760     152,755      380,489     228,789
                                  ------------------------ ------------------------
                                   31,477,449  31,074,674   31,625,200  31,216,616

Net income (loss)                     $84,547     $42,672      $19,028     $14,292

     Per-share amount                   $2.69       $1.37        $0.60       $0.46
                                        =====       =====        =====       =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.
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